Exhibit 99.1

Avidity Biosciences, Inc. Announces Proposed Public Offering of Common Stock

SAN DIEGO, December 15, 2022 /PRNewswire/ – Avidity Biosciences, Inc. (Nasdaq: RNA), a biopharmaceutical company committed to delivering a new class of RNA therapeutics called Antibody Oligonucleotide Conjugates (AOCs™), today announced that it intends to offer and sell, subject to market and other conditions, $150 million of shares of its common stock in an underwritten public offering. In addition, Avidity intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering. All of the shares to be sold in the offering are to be sold by Avidity. There can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Avidity intends to use the net proceeds from this offering, together with its existing cash, cash equivalents and marketable securities: to fund the research and development of its development programs, to continue development work associated with advancing its AOC platform and for working capital and general corporate purposes.

Cowen, Evercore ISI and Wells Fargo Securities are acting as joint bookrunning managers for the offering. Needham & Company and Raymond James are acting as co-lead managers for the offering.

The securities described above are being offered by Avidity pursuant to a shelf registration statement that became automatically effective upon filing with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to this offering will be filed with the SEC. When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from: Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; from Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com; from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, NY 10001, or by telephone at (833) 690-2713, or by email at cmclientsupport@wellsfargo.com. Electronic copies of the preliminary prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Avidity

Avidity Biosciences, Inc.’s mission is to profoundly improve people’s lives by delivering a new class of RNA therapeutics—Antibody Oligonucleotide Conjugates (AOCsTM). Avidity’s proprietary AOCs are designed to combine the specificity of monoclonal antibodies with the precision of oligonucleotide therapies to target the root cause of diseases previously untreatable with RNA therapeutics. Avidity’s advancing and expanding pipeline has three programs in clinical development. AOC 1001 is designed to treat people with myotonic dystrophy type 1 (DM1) and is currently in Phase 1/2 development with the ongoing MARINA™ and MARINA-OLE™ trials. AOC 1020 is designed to treat people living with facioscapulohumeral muscular dystrophy (FSHD) and is currently in Phase 1/2 development with the FORTITUDE™ trial. AOC 1044 is designed for people with Duchenne muscular dystrophy (DMD) mutations amenable to exon 44 skipping and is currently in Phase 1/2 development with the EXPLORE44™ trial. AOC 1044 is the first of multiple AOCs the company is developing for DMD. Avidity is also broadening the reach of AOCs beyond muscle tissues through both internal discovery efforts and key partnerships as the company continues to deliver on the RNA revolution. Avidity is headquartered in San Diego, CA.

Forward-Looking Statements

Avidity cautions readers that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding Avidity’s expectations of the completion, timing and size of the proposed public offering and the anticipated use of proceeds therefrom. The inclusion of forward-looking statements should not be regarded as a representation by Avidity that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as risks and uncertainties inherent in Avidity’s business described in prior press releases and in filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Avidity’s most recent quarterly report on Form 10-Q and any subsequent filings with the SEC. Avidity cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Avidity undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Company Contact:

Kathleen Gallagher

(858) 401-7900 x550

investors@aviditybio.com